MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS THIRD QUARTER RESULTS

St. Peters, MO, October 26, 2006 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended September 30, 2006.

Highlights:

•	Net sales of $407.9 million
•	Gross margin of $192.5 million (47.2% of net sales)
•	Operating income of $160.7 million (39.4% of net sales)
•	Ending cash and short-term investment balance of $451.9 million
•	Finalized solar wafer agreement with Suntech

The Company reported net sales of $407.9 million, which represents an increase of over 10% from the second quarter level of $370.5 million. Higher selling prices and increased product volumes drove the sequential improvement.

The Company reported gross margin in the quarter of $192.5 million, or 47.2% of net sales, compared to $160.5 million, or 43.3% of net sales, in the second quarter. The sequential improvement in gross margin was primarily the result of higher selling prices, increased product volume and continued cost reductions.

The Company reported operating income during the quarter of $160.7 million, or 39.4% of net sales. This compares to $127.3 million, or 34.4% of net sales, for the second quarter. This sequential improvement in operating income was the result of both a higher gross margin and operating leverage as operating expenses moved below the 8% mark as a percentage of net sales.

During the quarter, deferred revenue on the balance sheet decreased by $8.7 million. This change resulted in a $2.0 million benefit to revenue on the income statement, with an associated $0.6 million increase in cost of goods sold.

Using an estimated effective cash tax rate of 19%, non-GAAP net income for the third quarter of 2006 was $128.6 million (including $4.5 million in pre-tax stock compensation expense) and non-GAAP diluted EPS was $0.56. Net income for the third quarter, using a book tax rate of 42.2% and including $4.5 million in pre-tax stock compensation expense, was $91.0 million and diluted EPS was $0.40. The book tax rate was higher during the quarter due in part to the repatriation of cash from foreign operations.

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During the quarter, the company finalized its $5-$6 billion solar wafer agreement with Suntech. As part of the agreement, the company received a warrant to purchase up to a 4.9% equity stake in Suntech, for which the company will be required to mark the warrants to market each quarter until they are exercised. The results for the third quarter include a non-cash charge to other income/expense of $2.4 million from re-valuing these warrants to reflect the market value of the warrants as of the end of the quarter. In addition, as a result of the Suntech agreement, the company has established a long term deferred revenue account with a balance of $67 million. This deferred revenue and associated profit will be recognized as product deliveries are made to Suntech over the 10-year life of the agreement and will be included in the company’s regularly reported results.

During the third quarter, the company generated operating cash flow of $140.4 million, or 34.4% of sales. Capital expenditures for the quarter totaled $34.0 million. Free cash flow (operating cash flow minus capital expenditures) was $106.4 million or 26.1% of sales. MEMC ended the third quarter with cash and short-term investments of $451.9 million, compared to $314.2 million at the end of the prior quarter.

“Our robust third quarter results reflect our strong market position,” commented Nabeel Gareeb, MEMC’s chief executive officer. “Compared to the previous quarter, MEMC achieved significant growth in revenue and margins. In addition, our continuing focus on execution and cash flow generation has enabled the Company to grow cash balances by almost $140 million during the third quarter alone. The company now has cash and short-term investments of over $450 million.”

Outlook

“The environment in the semiconductor industry is mixed. Some customers have indicated short-term softness as they work through their inventory issues. A second group is indicating a recovery as they have finished working through their inventory issues present earlier in the quarter. A third group of customers never slowed down and show signs of continued growth. Throughout all of this, the solar market continues to be strong. As a result, demand for polysilicon continues to be robust, thereby allowing the pricing environment to stay healthy.”

“Based on these factors, and the strong baseline results from the third quarter, we are targeting sales in the fourth quarter to be between $410-$415 million. In addition, we are targeting margins to improve by up to 100 basis points compared to the reported third quarter levels.

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Other Events

“In addition to our third quarter results, the company announced today a $2.5-$3 billion definitive agreement to supply solar wafers to Gintech. With this announcement, MEMC now has agreements to supply solar wafers worth between $7-$9 billion over the next ten years. Solar represents a very significant and profitable growth vehicle for MEMC, and we are excited to announce Gintech as our newest partner,” concluded Gareeb.

Conference Call

MEMC will host a conference call today, October 26, 2006, at 5:30 p.m. ET to discuss the Company’s third quarter results and related business matters. A live webcast will be available on the Company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 p.m. ET on October 26, 2006, until 11:59 pm ET on November 2, 2006. To access the replay, please dial (402) 220-2075 at any time during that period. A replay will also be available until 11:59 pm ET on November 2, 2006 on the Company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

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Certain matters discussed in this news release are forward-looking statements, including our expectation that fourth quarter 2006 sales will be between $410-$415 million and that margins will improve by up to 100 basis points compared to the third quarter levels. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment for both silicon wafers and polysilicon; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; Dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Net sales	$407,949	$280,743	$1,120,038	$803,938
Cost of goods sold	215,441	195,497	634,387	548,113

Gross margin	192,508	85,246	485,651	255,825

Operating expenses:
Marketing and administration	22,774	18,634	68,961	55,504
Research and development	9,072	7,166	27,055	24,809

Operating income	160,662	59,446	389,635	175,512

Nonoperating (income) expense:
Interest expense	199	1,703	2,011	5,551
Interest income	(4,227)	(882)	(8,465)	(2,584)
Currency (gains) losses	667	(1,083)	1,045	(324)
Other, net	2,215	1,778	1,118	943

Total nonoperating (income) expense	(1,146)	1,516	(4,291)	3,586

Income before income taxes, equity in loss of joint venture and minority interests	161,808	57,930	393,926	171,926
Income tax provision (benefit)	68,329	(45,107)	148,782	(30,595)

Income before equity in loss of joint venture and minority interests	93,479	103,037	245,144	202,521
Minority interests	(2,432)	(1,412)	(4,806)	(3,381)

Net income	$91,047	$101,625	$240,338	$199,140

Basic income per share	$0.41	$0.47	$1.08	$0.94
Diluted income per share	$0.40	$0.45	$1.05	$0.88
Weighted average shares used in computing basic income per share	222,058,257	214,706,291	221,926,627	210,934,542
Weighted average shares used in computing diluted income per share	229,713,394	227,148,309	229,554,783	225,538,733

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; Dollars in thousands)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$418,394	$126,494
Short term investments	33,478	27,117
Accounts receivable, net	186,955	125,183
Inventories	96,055	119,956
Prepaid and other current assets	31,344	37,528

Total current assets	766,226	436,278

Property, plant and equipment, net	552,748	494,927
Deferred tax assets, net	152,986	165,570
Other assets	118,194	51,328

Total assets	$1,590,154	$1,148,103

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$5,100	$18,305
Accounts payable	108,250	105,500
Accrued liabilities	59,635	48,938
Deferred revenue	5,069	14,558
Accrued wages and salaries	34,549	25,987
Income taxes payable	92,813	11,621

Total current liabilities	305,416	224,909
Long-term debt, less current portion	32,299	34,821
Pension and similar liabilities	81,922	91,028
Deferred revenue	67,261	—
Other liabilities	71,482	41,362

Total liabilities	558,380	392,120

Minority interests	43,816	44,646
Commitments and contingencies
Stockholders’ equity:
Preferred stock
Common stock	2,229	2,223
Additional paid-in capital	214,017	191,535
Retained earnings	798,042	557,704
Accumulated other comprehensive loss	(22,059)	(35,854)
Treasury stock	(4,271)	(4,271)

Total stockholders’ equity	987,958	711,337

Total liabilities and stockholders’ equity	$1,590,154	$1,148,103

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Cash Flows from Operating Activities:
Net income	$91,047	$101,625	$240,338	$199,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,637	14,989	51,547	41,628
Minority interests	2,432	1,412	4,805	3,381
Stock compensation	4,542	174	11,948	673
Working capital and other	24,739	(37,895)	66,758	(30,823)

Net cash provided by operating activities	140,397	80,305	375,396	213,999

Cash Flows from Investing Activities:
Proceeds from sale of time deposits	2,088	(43)	16,383	19,045
Purchases of time deposits	(4,242)	48	(17,611)	(20,060)
Capital expenditures	(33,985)	(30,990)	(96,740)	(141,567)
Proceeds from sale of property, plant and equipment	—	2	145	6
Other	3,750	—	3,750	—

Net cash used in investing activities	(32,389)	(30,983)	(94,073)	(142,576)

Cash Flows from Financing Activities:
Net short-term borrowings	(240)	(6,604)	(13,209)	(7,752)
Proceeds from issuance of long-term debt	—	60,000	—	60,000
Principal payments on long-term debt	—	(66,523)	(2,691)	(70,967)
Debt financing fees	—	(1,184)	—	(1,184)
Proceeds from issuance of common stock	975	7,752	6,284	12,873
Proceeds from customer deposit	21,219	—	21,219
Dividend to minority interest	—	—	(5,636)	(9,546)
Excess tax benefits from share-based payment arrangements	1,052	—	1,052	—

Net cash provided by (used in) financing activities	23,006	(6,559)	7,019	(16,576)

Effect of exchange rate changes on cash and cash equivalents	1,049	(124)	3,558	3,266

Net increase in cash and cash equivalents	132,063	42,639	291,900	58,113
Cash and cash equivalents at beginning of period	286,331	64,993	126,494	49,519

Cash and cash equivalents at end of period	$418,394	$107,632	$418,394	$107,632